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                                                                  Exhibit 4.13.2

                            INDEMNIFICATION AGREEMENT

      THIS INDEMNIFICATION AGREEMENT (this "Agreement") is entered into as of March 11, 1997, by OGLETHORPE POWER CORPORATION (AN ELECTRIC MEMBERSHIP GENERATION & TRANSMISSION CORPORATION) ("Oglethorpe") and GEORGIA TRANSMISSION CORPORATION (AN ELECTRIC MEMBERSHIP CORPORATION) ("GTC") for the benefit of the UNITED STATES OF AMERICA (the "Government) and certain other entities and persons identified in Section 1 below.

      WHEREAS, pursuant to that certain Second Amended and Restated Restructuring Agreement, dated as of February 24, 1997, by and among Oglethorpe, GTC and Georgia System Operations Corporation, as heretofore amended (the "Restructuring Agreement"), Oglethorpe has on the date hereof, sold, transferred and assigned the Transmission Assets (as defined in the Restructuring Agreement) to GTC; and

      WHEREAS, pursuant to Article II, Section 5(c)(bb) of the 1994 Mortgage (defined below), the Government, acting through the Administrator (the "Administrator") of the Rural Utilities Service (the "RUS"), and CoBank, ACB, and SunTrust Bank, Atlanta, as trustee under certain pollution control bond indentures (collectively, the "Other Mortgagees") this date released the Transmission Assets from the lien of all mortgages made by Oglethorpe for the benefit of the Government prior to September 1, 1994 (collectively, the "Mortgages"); and

      WHEREAS, pursuant to Article V, Section 8 of the Consolidated Mortgage and Security Agreement, dated as of September 1, 1994, made by Oglethorpe for the benefit of the Government and the Other Mortgagees (the "1994 Mortgage"), Oglethorpe has agreed to indemnify the Government for any liability or damages which it may incur or sustain in the exercise and performance of its powers and duties under the 1994 Mortgage;

      NOW, THEREFORE, in consideration of the approval by the Government, acting through the Administrator of the RUS, of the transactions contemplated by the Restructuring Agreement, the release of the Transmission Assets from the lien of the Mortgages and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Oglethorpe and GTC hereby undertake and agree as follows:

      1. Subject to the provisions of Sections 3 and 4 of this Agreement, Oglethorpe and GTC hereby agree to indemnify, defend and save harmless the Government, the Administrator, the RUS, and any and all employees of the Department of Agriculture (each an "Indemnified Party") from and against any and all losses, claims, liabilities or other damages incurred as a result of any claim or assertion against the Government by any of the Other Mortgagees, or the holder of any bond or other
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security directly or indirectly secured under the Mortgages, related to the consent of the Government, acting through the Administrator of the RUS, to the release of the Transmission Assets from the security title and lien of the Mortgages (each such claim or assertion, an "Indemnified Claim"), including, without limitation, (i) the execution and delivery by the Government of the "GTC Release" and the "Assignment," as such terms are defined in that certain Agreement Regarding Encumbrances, dated as of even date herewith, made by Oglethorpe and GTC for the benefit of the Government, the Other Mortgagees and others, and (ii) the execution and delivery by the Government of such Agreement Regarding Encumbrances and any and all actions taken by the Government pursuant thereto, and any and all actions, suits, proceedings, demands, assessments, penalties, judgments, costs and legal and other expenses (including attorneys' fees) incidental to any of the foregoing.

      2. The indemnification and other obligations of Oglethorpe and GTC under this Agreement are joint and several, absolute, unconditional and irrevocable.

      3. Each Indemnified Party shall notify both Oglethorpe and GTC in writing of an Indemnified Claim promptly upon becoming aware of the assertion of such Indemnified Claim (each such notice, an "Indemnity Notice"). Oglethorpe and GTC shall have no indemnification or other obligation under this Agreement with respect to any Indemnified Claim if written notice thereof is not given to both Oglethorpe and GTC within 180 days after an Indemnified Party has knowledge of such Indemnified Claim.

      4. Oglethorpe and GTC shall have thirty (30) days after receipt of any notice given in accordance with Section 3 to undertake, conduct and control, through counsel of their own choosing and at their expense, the settlement or defense of any Indemnified Claim and the Indemnified Parties shall cooperate with Oglethorpe and GTC in connection therewith. In connection with their pursuit of such settlement or defense (i) neither Oglethorpe nor GTC shall thereby permit to exist any lien, encumbrance or other adverse charge upon any asset of any Indemnified Party and (ii) Oglethorpe and GTC shall permit the Indemnified Parties to participate or consult with Oglethorpe and GTC and their counsel in such settlement or defense through counsel chosen by the Indemnified Parties, provided that the fees and expenses of such counsel shall be borne by the Indemnified Parties. If Oglethorpe or GTC within thirty (30) days after receipt of an Indemnity Notice undertakes the settlement or defense of an Indemnified Claim, and at any time that either Oglethorpe or GTC is reasonably pursuing a settlement or defense thereof in good faith, the Indemnified Parties may settle such Indemnified Claim, provided that in such event the Indemnified Parties shall waive any right to indemnity therefor by Oglethorpe and GTC and any such settlement shall also provide for the release of Oglethorpe and GTC from their liability, if any, with respect to such Indemnified Claim. If neither Oglethorpe nor GTC within thirty (30) days after receipt of an Indemnity Notice undertakes the settlement or defense of an Indemnified Claim, or if both Oglethorpe and GTC at any time cease to reasonably pursue a settlement or defense thereof in good faith, the Indemnified Party shall have the right to settle or defend such Indemnified Claim in the exercise of its exclusive discretion at the expense of Oglethorpe and GTC.
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      5. This Agreement shall be governed and construed in accordance with the laws of the State of Georgia. The address for any notice required hereunder for each party is:

                                    Oglethorpe Power Corporation
                                    2100 East Exchange Place
                                    Post Office Box 1349
                                    Tucker, Georgia 30085-1349
                                    Attn:  President and Chief Executive Officer

                                    Georgia Transmission Corporation
                                    2100 East Exchange Place
                                    Post Office Box 1349
                                    Tucker, Georgia 30085-1349
                                    Attn:  President and Chief Executive Officer


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      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.


                                            OGLETHORPE POWER CORPORATION
                                            (AN ELECTRIC MEMBERSHIP
                                            GENERATION & TRANSMISSION
                                            CORPORATION)


                                            By:  /s/ J. Calvin Earwood
                                               ---------------------------------
                                                  Chairman of the Board


                                            GEORGIA TRANSMISSION CORPORATION
                                            (AN ELECTRIC MEMBERSHIP
                                            CORPORATION)


                                            By:  /s/ Charles R. Fendley
                                               ---------------------------------
                                                  Chairman of the Board